Exhibit (a)(1)(xvi)

January 21, 2005
                                 TIME SENSITIVE


Dear Elmer's Shareholder:

Your shares in Elmer's Restaurants, Inc., (Nasdaq symbol:ELMS) are the subject of a tender offer pursuant to the Schedule TO-T/13E-3 filed with the Securities and Exchange Commission ("SEC") on December 20, 2004, as amended January 18, 2005. ERI Acquisition Corp. has made a cash tender offer to purchase your shares of common stock for $7.50 per share.

By now you should have received information regarding the tender offer. If you have not received such information, please call the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375 to request copies. The documents, including the amendments, are also available online on the SEC's EDGAR system at www.sec.gov and at www.elmers-restaurants.com (click on Financial Information and look for Acquiring Group Documents).

IF YOU WISH TO TENDER YOUR SHARES, YOU MUST TELEPHONE YOUR BROKER AND INSTRUCT THEM TO IMMEDIATELY TENDER YOUR SHARES BEFORE THE "REPLY BY" DATE.

The "Reply By" date and contact information for your broker is located on the cover page that accompanied this mailing. The "Reply By" date varies depending on your broker, but the "Reply By" date typically is several days prior to the date action must be taken. In this case, since the scheduled expiration date of the tender offer is February 2, 2005, the "Reply By" date will likely be several days prior to February 2, 2005.

If you have any questions regarding the tender offer or how to tender your shares, please feel free to contact the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375.

Sincerely,

/s/ BRUCE N. DAVIS

Bruce N. Davis
President, ERI Acquisition Corp.

Additional tender offer materials (such as this letter) published, sent or given to security holders after commencement of a tender offer must include the information described in SEC Rule 14d-6(b). The information that must be disclosed pursuant to SEC Rule 14d-6(b) is set forth on the reverse side of this letter.













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               INFORMATION REQUIRED PURSUANT TO SEC RULE 14D-6(B)

IDENTITY OF THE SUBJECT              Elmer's Restaurants, Inc., an Oregon
COMPANY:                             corporation (the "Company").

IDENTITY OF THE BIDDER:              ERI Acquisition Corp., an Oregon
                                     corporation ("Purchaser") led by Bruce N.
                                     Davis, Chairman of the Board, President and
                                     Chief Executive Officer of the Company,
                                     William W. Service, a director and the
                                     former Chief Executive Officer of the
                                     Company, Thomas C. Connor, Corydon H.
                                     Jensen, Jr., Dennis M. Waldron, Richard C.
                                     Williams, and Donald W. Woolley, each of whom is a member of the Company's board of directors, Linda Ellis-Bolton, Karen K.
                                     Brooks, Richard P. Buckley, David D.
                                     Connor, Stephanie M. Connor, Debra A.
                                     Woolley-Lee, Douglas A. Lee, David C. Mann,
                                     Sheila J. Schwartz, Gerald A. Scott, a Vice
                                     President of the Company, Gary N. Weeks,
                                     Gregory W. Wendt, Dolly W. Woolley, and
                                     Donna P. Woolley (each a "Continuing
                                     Shareholder" and collectively, the
                                     "Continuing Shareholders" ).

AMOUNT AND CLASS OF SECURITIES       Purchaser has offered to purchase all of
BEING SOUGHT:                        the outstanding shares of the Company's no
                                     par value common stock ("Shares") not
                                     already owned by the Continuing
                                     Shareholders. As of December 8, 2004,
                                     1,842,945 Shares were outstanding, of which the Continuing Shareholders collectively owned 1,086,344 Shares. In addition, as of December 8, 2004, options held by individuals other than the Continuing
                                     Shareholders to acquire up to 128,098
                                     Shares were outstanding and had an exercise price less than the Offer Price. Shares issued upon exercise of such options will also be subject to the tender offer.

TYPE AND AMOUNT OF                   Purchaser is offering to pay $7.50 per
CONSIDERATION BEING OFFERED:         Share in cash, without interest and less
                                     any required withholding taxes.

SCHEDULED EXPIRATION DATE:           You may tender your Shares until 12:00
                                     midnight, Eastern Standard Time, on
                                     February 2, 2005, which is the scheduled expiration date of the offering period, unless Purchaser decides to extend the offering period. PLEASE NOTE THAT IF YOU
                                     WISH TO TENDER YOUR SHARES, YOUR BROKER MAY
                                     REQUIRE YOU TO TAKE ACTION BEFORE THE
                                     SCHEDULED EXPIRATION DATE IN ORDER TO
                                     PROCESS YOUR REQUEST. (SEE THE "REPLY BY"
                                     DATE SHOWN IN THE COVER LETTER FROM YOUR
                                     BROKER THAT ACCOMPANIED THIS MAILING).

EXTENSION OF TENDER OFFER:           Purchaser may elect to extend the tender
                                     offer if all of the conditions have not
                                     been satisfied or waived by the scheduled expiration date. Purchaser can extend the tender offer by issuing a press release no later than 9:00 a.m., Eastern Standard
                                     Time, on the business day following the
                                     scheduled expiration date of the tender
                                     offer, stating the extended expiration date and the approximate number of Shares tendered to date.